EXHIBIT 99.1
LGI Homes, Inc. Reports Record Setting Third Quarter and YTD 2017 Results and Increases 2017 Guidance
THE WOODLANDS, Texas, November 7, 2017 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the third quarter 2017 and the nine months ended September 30, 2017.
Third Quarter 2017 Results and Comparisons to Third Quarter 2016

•	Net Income increased 73.0% to $33.7 million, or $1.55 Basic EPS and $1.40 Diluted EPS

•	Net Income Before Income Taxes increased 72.5% to $50.9 million

•	Home Sales Revenues increased 69.2% to $365.9 million

•	Home Closings increased 64.4% to 1,729 homes

•	Average Home Sales Price increased 2.9% to $211,623

•	Gross Margin as a Percentage of Homes Sales Revenues was 25.1% as compared to 26.3%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 26.5% as compared to 27.7%

•	Ending backlog increased 70.9% to 1,328 units

•	Active Selling Communities at September 30, 2017 increased to 77 from 59

•	37,063 Total Owned and Controlled Lots at September 30, 2017
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Nine Months Ended September 30, 2017 Results and Comparisons to Nine Months Ended September 30, 2016

•	Net Income increased 49.9% to $77.7 million, or $3.60 Basic EPS and $3.32 Diluted EPS

•	Net Income Before Income Taxes increased 47.8% to $116.4 million

•	Home Sales Revenues increased 41.8% to $853.0 million

•	Home Closings increased 32.3% to 4,001 homes

•	Average Home Sales Price increased 7.2% to $213,193

•	Gross Margin as a Percentage of Homes Sales Revenues was 26.0% as compared to 26.1%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.4% as compared to 27.5%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“This has been a phenomenal year to date and our results have been outstanding,” said Eric Lipar, the Company's Chief Executive Officer and Chairman of the Board. “With a record-setting 1,729 home closings during the third quarter, we continued our trend of strong results and profitability highlighted by above average absorption of 7.6 closings per community per month. These results are a direct reflection of the dedication of our employees and our effective systems and processes that have enabled us to expand and replicate our success.” Lipar concluded, “Based on our solid results during the first nine months of the year, we are well positioned to end the year very strong and are therefore raising our guidance. For the full year 2017, we now anticipate to close more than 5,400 homes and believe basic EPS will be in the range of $4.75 to $5.15 per basic share.”

2017 Third Quarter Results
Home closings during the third quarter of 2017 increased 64.4% to 1,729 from 1,052 during the third quarter of 2016. Active selling communities increased to 77 at the end of the third quarter of 2017, up from 59 communities at the end of the third quarter of 2016.
Home sales revenues for the third quarter of 2017 were $365.9 million, an increase of $149.6 million, or 69.2% over the third quarter of 2016. The increase in home sales revenues is due to both the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $211,623 for the third quarter of 2017, an increase of 2.9% over the third quarter of 2016. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the third quarter of 2017 was 25.1% as compared to 26.3% for the third quarter of 2016. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the third quarter of 2017 was 26.5% as compared to 27.7% for the third quarter of 2016. This decrease is primarily due to a combination of higher construction costs, and to a lesser extent due to 96 wholesale home closings during the third quarter of 2017, partially offset by higher average home sales prices. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $33.7 million, or $1.55 per basic share and $1.40 per diluted share, for the third quarter of 2017 increased $14.2 million, or 73.0%, from $19.5 million for the third quarter of 2016. This increase is primarily attributable to the 64.4% increase in homes closed, the 2.9% increase in average home sales price, and operating leverage realized related to selling, general, and administrative expenses.
Results for the Nine Months Ended September 30, 2017
Home closings for the nine months ended September 30, 2017 increased 32.3% to 4,001 from 3,024 during the nine months ended September 30, 2016.
Home sales revenues for the nine months ended September 30, 2017 increased 41.8% to $853.0 million compared to the nine months ended September 30, 2016. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $213,193 for the nine months ended September 30, 2017, an increase of $14,288, or 7.2%, over the nine months ended September 30, 2016. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the nine months ended September 30, 2017 was 26.0% as compared to 26.1% for the nine months ended September 30, 2016. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the nine months ended September 30, 2017 was 27.4% as compared to 27.5% for the nine months ended September 30, 2016. This decrease is primarily due to a combination of higher construction costs and lot costs offset by higher average home sales price, and to a lesser extent due to 168 wholesale home closings during the nine months ended September 30,2017. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $77.7 million, or $3.60 per basic share and $3.32 per diluted share, for the nine months ended September 30, 2017 increased $25.8 million, or 49.9%, from $51.8 million for the nine months ended September 30, 2016. This increase is primarily attributable to the 32.3% increase in homes closed, the 7.2% increase in average home sales price, and operating leverage realized related to selling, general, and administrative expenses.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following updated guidance for 2017. The Company believes it will have between 75 and 80 active selling communities at the end of 2017, close more than 5,400 homes in 2017, and generate basic EPS between $4.75 and $5.15 per share during 2017. In addition, the Company believes 2017 gross margin as a percentage of home sales revenues will be in the range of 25.0% and 27.0% and 2017 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be similar to previous years in the range of 26.5% and 28.5% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2017 will be between $210,000 and $220,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2017 are similar to those in the first nine months of 2017 and that average home sales price, construction costs, availability of land, land development costs and overall absorption rates for 2017 are consistent with the Company’s recent experience.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, November 7, 2017 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “7299719”. This replay will be available until November 14, 2017.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee and Minnesota. The Company has a notable legacy of more than 14 years of homebuilding operations, over which time it has closed over 20,000 homes. For more information about the Company and its new home developments please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2017 home closings, year-end selling communities, basic earnings per share, gross margins as a percentage of home sales revenues, adjusted gross margins as a percentage of home sales revenue and average home sales price, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intent,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$47,968	$49,518
Accounts receivable	32,716	17,055
Real estate inventory	902,568	717,681
Pre-acquisition costs and deposits	14,159	10,651
Property and equipment, net	1,862	1,960
Other assets	9,452	5,631
Deferred tax assets, net	2,189	—
Goodwill	12,018	12,018
Total assets	$1,022,932	$814,514

LIABILITIES AND EQUITY
Accounts payable	$26,071	$12,277
Accrued expenses and other liabilities	86,149	46,389
Deferred tax liabilities, net	—	164
Notes payable	464,058	400,483
Total liabilities	576,278	459,313

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 22,737,859 shares issued and 21,737,859 shares outstanding as of September 30, 2017 and 22,311,310 shares issued and 21,311,310 shares outstanding as of December 31, 2016	227	223
Additional paid-in capital	222,129	208,346
Retained earnings	240,848	163,182
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	446,654	355,201
Total liabilities and equity	$1,022,932	$814,514

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Home sales revenues	$365,896	$216,304	$852,985	$601,490

Cost of sales	274,000	159,483	631,242	444,205
Selling expenses	26,018	17,007	66,318	48,965
General and administrative	15,431	10,715	40,376	31,155
Operating income	50,447	29,099	115,049	77,165
Other income, net	(430)	(389)	(1,312)	(1,560)
Net income before income taxes	50,877	29,488	116,361	78,725
Income tax provision	17,190	10,021	38,695	26,899
Net income	$33,687	$19,467	$77,666	$51,826
Earnings per share:
Basic	$1.55	$0.92	$3.60	$2.51
Diluted	$1.40	$0.86	$3.32	$2.39

Weighted average shares outstanding:
Basic	21,668,585	21,061,874	21,544,747	20,633,200
Diluted	24,050,385	22,674,021	23,413,467	21,654,284

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to Adjusted Gross Margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Home sales revenues	$365,896	$216,304	$852,985	$601,490
Cost of sales	274,000	159,483	631,242	444,205
Gross margin	91,896	56,821	221,743	157,285
Capitalized interest charged to cost of sales	5,135	2,980	11,548	7,431
Purchase accounting adjustments (a)	54	73	226	454
Adjusted gross margin	$97,085	$59,874	$233,517	$165,170
Gross margin % (b)	25.1%	26.3%	26.0%	26.1%
Adjusted gross margin % (b)	26.5%	27.7%	27.4%	27.5%

(a)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.

Home Sales Revenues and Closings by Division
(Dollars in thousands)

	Three Months Ended September 30,
	2017		2016
	Revenues	Closings	Revenues	Closings
Central	$165,870	830	$113,761	553
Southwest	66,002	255	41,489	187
Southeast	54,331	284	24,248	137
Florida	56,171	288	30,283	155
Northwest	23,522	72	6,523	20
Total home sales	$365,896	1,729	$216,304	1,052

	Nine Months Ended September 30,
	2017		2016
	Revenues	Closings	Revenues	Closings
Central	$370,550	1,824	$309,325	1,548
Southwest	162,386	635	118,372	545
Southeast	133,665	710	83,309	478
Florida	129,345	656	80,912	422
Northwest	57,039	176	9,572	31
Total home sales	$852,985	4,001	$601,490	3,024

Backlog
(Dollars in thousands)

Backlog Data	Nine Months Ended September 30,
	2017	2016
Net orders	4,883	3,278
Cancellation rate	24.1%	23.7%
Ending backlog – homes	1,328	777
Ending backlog – value	$308,131	$164,971

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes